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EXHIBIT 23.4

INDEPENDENT AUDITOR'S CONSENT

        We consent to the incorporation by reference in this Registration Statement of Canadian Imperial Bank of Commerce on Form F-3 of our report dated November 27, 2002 relating to the consolidated balance sheet of Canadian Imperial Bank of Commerce as at October 31, 2001 and the consolidated statements of income, changes in shareholders' equity and cash flows for the two years then ended, and of our Comments by Auditors on Canada-U.S. Reporting Difference appearing in the Annual Report on Form 40-F of Canadian Imperial Bank of Commerce for the year ended October 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/S/ PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Canada
April 16, 2003

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  EXHIBIT 23.4